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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                  SCHEDULE 13G

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           AMENDMENT NO. __________)(1)


                            PRESTIGE BANCORP., INC.
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                                (Name of Issuer)


                                  COMMON STOCK
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                         (Title of Class of Securities)


                                   741115109
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                                 (CUSIP Number)

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         Check the following box if a fee is being paid with this statement
/ /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

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         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                                                   SCHEDULE 13G

CUSIP NO. 741115109                 13G                       PAGE 1 OF 4 PAGES

(1)     NAME OF REPORTING PERSONS
                Prestige Bancorp., Inc. Employee Stock Ownership Plan & Trust

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                25-1792667

(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  (   )
                                                                     (b)  ( X )

(3)     SEC USE ONLY

(4)     CITIZENSHIP OR PLACE OF ORGANIZATION            United States

NUMBER OF SHARES          (5)     SOLE VOTING POWER            77,041
BENEFICIALLY
OWNED BY EACH             (6)     SHARED VOTING POWER
REPORTING PERSON
WITH                      (7)     SOLE DISPOSITIVE POWER

                          (8)     SHARED DISPOSITIVE POWER

(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                               77,041

(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                (   )

(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

(12)    TYPE OF REPORTING PERSON*                                  EP

*SEE INSTRUCTIONS BEFORE FILLING OUT!
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                                                                   SCHEDULE 13G

CUSIP NO. 741115109                 13G                       PAGE 2 OF 4 PAGES


ITEM 1(A).     NAME OF ISSUER:

                 Prestige Bancorp, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 710 Old Clairton Road, Pleasant Hills, PA  15236

ITEM 2(A).     NAME OF PERSON FILING:

                 Prestige Bancorp, Inc. Employee Stock Ownership
                 Plan & Trust

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                 710 Old Clairton Road, Pleasant Hills, PA  15236

ITEM 2(C).     CITIZENSHIP:

                 United States of America

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

                 Common Stock

ITEM 2(E).     CUSIP NUMBER:

                 741115109

ITEM 3. IF THIS STATEMENT IS FILE PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

               (a)  / /  Broker or dealer registered under Section 15 of the
                         Act,

               (b)  / /  Bank as defined in Section 3(a)(6) of the Act,

               (c)  / /  Insurance Company as defined in Section 3(a)(19) of the Act,

               (d)  / /  Investment Company registered under Section 8 of the
                         Investment Company Act,

               (e)  / /  Investment Adviser registered under Section 203 of the
                         Investment Advisers Act of 1940,
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                                                                   SCHEDULE 13G

CUSIP NO. 741115109                 13G                       PAGE 3 OF 4 PAGES


               (f)  /X/  Employee Benefit Plan, Pension Fund which Is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see 13d-1(b)(1)(ii)(F),

               (g)  / /  Parent Holding Company, in accordance with Rule
                         13d-1(b)(ii)(G); see Item 7,

               (h)  / /  Group, in accordance with Rule 13d-1(b)(1)(i)(H).


ITEM 4.        OWNERSHIP.

               (a)  Amount beneficially owned:

                      77,041

               (b)  Percent of class:

                      8%

               (c)  Number of shares as to which such person has:

                    (i)      Sole power to vote or to direct the vote    77,041,

                    (ii)     Shared power to vote or to direct the vote        ,

                    (iii)    Sole power to dispose or to direct the disposition
                             of            ,

                    (iv)     Shared power to dispose or to direct the
                             disposition of          ,

ITEM 5.        OWNERSHIP OF FIVE PERCENT OF LESS OF A CLASS.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.
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                                                                   SCHEDULE 13G

CUSIP NO. 741115109                 13G                       PAGE 1 OF 4 PAGES


ITEM 10.          CERTIFICATION.

                  "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect."

                                   SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               JANUARY 7, 1997
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                                                    (DATE)

                                              /s/ ROBERT S. ZYLA
                            ---------------------------------------------------
                                                  (SIGNATURE)

                            ROBERT S. ZYLA, TRUSTEE FOR PRESTIGE BANCORP., INC. EMPLOYEE STOCK OWNERSHIP PLAN & TRUST
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                                                 (NAME/TITLE)